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                                                                    EXHIBIT 10.2

                       RUTT EXECUTIVE EMPLOYMENT AGREEMENT


        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of April 28, 2000, between PROXICOM, INC., a Delaware corporation (the "COMPANY"), and Heiner Rutt (the "EXECUTIVE").

                                    RECITALS

        A. An Affiliate has employed Executive prior to the date hereof as an Executive and the Company wishes to Executive to serve as President on and after the effective date hereof on the terms and conditions hereof.

        B. This Agreement replaces and supercedes any prior employment agreement entered into between Executive, the Company and any Affiliates.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. ENGAGEMENT. The Company hereby engages Executive to serve as President of the Company, and Executive agrees to serve the Company in the capacities, and subject to the terms and conditions, set forth in this Agreement.

        2. SERVICES. While employed by the Company or an Affiliate, Executive, as President of the Company, shall have all the duties and responsibilities customarily rendered by presidents of companies of similar size and nature and as may be delegated from time to time by the Board in its sole discretion. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive's obligations hereunder, Executive may (A) serve as a director or trustee of any charitable or non-profit entity;
(B) acquire investment interests in one (1) or more entities which are not, directly or indirectly, in competition with the Company or its Affiliates and which do not provide supplies to the Company; or (C) own up to one percent (1%) of the outstanding voting securities of any publicly held company regardless of whether such publicly held company is in competition with the Company. Unless the Company and Executive agree to the contrary, Executive's place of employment shall be at the Company's offices in New York City, New York; provided, however, that Executive will travel to such other


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locations of the Company and its Affiliates as may be reasonably necessary and/or as required by the Board in its sole discretion in order to discharge his duties hereunder.

        3.      COMPENSATION

                (a) SALARY, BONUS AND BENEFITS. The Company or an Affiliate will pay Executive a base salary (the "ANNUAL BASE SALARY") as the Board may designate from time to time, which initial Annual Base Salary shall be at the rate of $400,000 per annum. Executive's Annual Base Salary may be reviewed by the Board (or its Compensation Committee) periodically but shall be reviewed at least annually. Executive's base salary shall be subject to increase in connection with any such review(s) but shall not be subject to decrease except as part of a general company or management reduction in salaries. Executive shall be eligible to receive a bonus of up to 50% of Executive's Annual Base Salary for each year as determined by the Board in its sole discretion, based upon the Company's achievement of budgetary and other objectives set by the Board. In addition, while employed, Executive will be entitled to such other benefits approved by the Board and made generally available to the Company's or Affiliate's senior management (including health, dental, vision, life insurance, three weeks accrued vacation, sick leave accrual and paid holidays). Executive will also receive life insurance and disability insurance consistent with that provided by comparable companies to similarly situated executives.

                (b) STOCK OPTIONS. On February 4, 2000, Executive received options to purchase one million (1,000,000) post-stock split shares of Company common stock at an option exercise price equal to the fair market value of the shares of stock on the date of grant pursuant to the terms of the Proxicom Stock Option Plan. The options vest in accordance with the following schedule: 100,000 options on the date of grant, 37,500 options at the end of each quarter for the first four (4) quarters after the grant date and 62,500 options at the end of each subsequent quarter until full vesting. On April 17, 2000 Executive received an option to purchase two hundred thousand (200,000) shares of Company common stock at an option exercise price equal to the fair market value of the stock on the date of grant pursuant to the terms of the Proxicom Stock Option Plan. The options vest in accordance with the following schedule: 100,000 options on the date of grant, 6,250 options at the end of each quarter until full vesting. In the event of a change of control of the Company (defined as the sale of greater than fifty percent (50%) of the common stock or assets of the Company to a purchaser), Executive will be credited with an additional twelve (12) months towards vesting in the stock options if, after the change of control, any of the following occur: (i) Executive's employment is terminated; (ii) Executive's then current position, authority, duties or responsibilities are diminished; (iii) Executive's base salary is reduced; or (iv) Executive is required to move his primary office more than fifty (50) miles from the metropolitan area in which it was located immediately before the change of control.

        4.      TERMINATION.

                (a) EVENTS OF TERMINATION. Executive's employment with the Company or its Affiliates shall cease upon:



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                (i)     Executive's death.

                (ii)    Executive's disability, which means his
        incapacity due to physical or mental illness such that he is unable to perform the duties and services required of his position for a continuous period of ninety (90) days or for a period of one hundred twenty (120) days out of any twelve (12) month period.

                (iii) Termination by the Company or an Affiliate by the delivery to Executive of a written notice from the Board that Executive has been terminated ("NOTICE OF TERMINATION") with or without Cause. "CAUSE" shall mean: Executive's (aa) conviction of a felony; (bb) chronic alcoholism or substance abuse; or (cc) neglect of Executive's duties and responsibilities to the Company after written notice of such neglect and an opportunity to cure, all as determined in good faith by the Company:

                (iv) Executive's voluntary resignation by the delivery to the Board of a written notice from Executive that Executive has resigned with or without a "Constructive Discharge." In order to constitute a termination for "Constructive Discharge", Executive must resign within six (6) months of an event that constitutes Constructive Discharge. "CONSTRUCTIVE DISCHARGE" shall mean (aa) any action by the Company which results in a diminution in Executive's position, authority, duties or responsibilities; or (bb) a reduction in Executive's base salary (except as part of a general company or management reduction in salaries); or
        (cc) Executive is not promoted by the date that is eighteen (18) months after Executives commences employment with the Company, provided Executive has then fully satisfied all the requirements for promotion as determined in the sole discretion of the current-Chief Executive Officer and the Board of Directors.

        (b)     RIGHTS ON TERMINATION.

                (i) In the event that a termination of employment occurs by Executive due to a Constructive Discharge or Executive is terminated or removed from the position of President by the Company or an Affiliate without Cause, the Executive will continue to serve as a consultant providing services to the Company and reporting to the Chief Executive Officer for a one year period. The Company or an Affiliate will continue to pay Executive an amount equal to Executive's Annual Base Salary for a one year period commencing on the date of termination of employment (the "CONSULTING PERIOD") on regular salary payment dates (the "CONSULTING PAYMENTS"). Executive's stock options will continue to vest during the Consulting Period. Executive will continue to be provided health benefits for the Consulting Period. To the extent that Executive is not allowed to participate in the Company's or an Affiliate's health benefit programs following his termination of employment, the Company or an Affiliate will pay his COBRA premiums for the Consulting Period.



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                (ii)    If the Company or an Affiliate terminates Executive's
        employment for Cause, if Executive dies or is disabled, or if Executive resigns other than due to a Constructive Discharge, the Company's or an Affiliate's obligations to pay any compensation or benefits under this Agreement will cease effective the date of termination. Executive's right to receive any other benefits will be determined under the provisions of applicable plans, programs or other coverages.

                (iii) During (aa) the period in which Executive is receiving payments from the Company or any Affiliate and (bb) thereafter, Executive shall not make, directly or indirectly, disparaging statements, whether oral or written, regarding the Company or any Affiliate. Furthermore, Executive shall not disclose in violation of the Confidentiality and Non-solicitation Agreement referenced in Section 6 of this Agreement any confidential or proprietary information of the Company or any Affiliate. Executive acknowledges that (cc) the restrictions contained in this section 4(b)(iii) of this Agreement are reasonable and necessary to protect the business and interests of the Company, (dd) the Company is relying upon the enforceability of such restrictions in entering into this Agreement, (ee) any violation of these restrictions will cause substantial irreparable injury to the Company, (ff) the full extent of Company's damages will be impossible to ascertain and (gg) monetary damages will not be an adequate remedy for Company. Therefore, Executive agrees that a violation of this Section 4(b)(iii) will result a forfeiture of payments and benefits provided to Executive in this Section 4(b) and that the Company is entitled, in addition to other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Section 4(b)(iii), to the fullest extent permissible under state law. The restriction set forth herein shall be construed as an independent covenant, and the existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restriction contained in this Section 4(b)(iii). Employee hereby consents to the jurisdiction over his person of any courts within the Commonwealth of Virginia with respect to any proceedings in equity arising out of this Agreement. If any court of competent jurisdiction shall hold that the restriction contained in this
        Section 4(b)(iii) is unreasonable as to time or scope, said restriction shall be deemed to be reduced to the extent necessary in the opinion of such court to make it reasonable.

        (c)     Non-Disparagement.

                (i) Executive expressly agrees that he will not make any knowingly false, disparaging or derogatory comments concerning the Company or any Affiliate, with respect to the business affairs or financial condition of the Company or any Affiliate or any of the Company's or its Affiliate's employees.

                (ii) The Company and its Affiliates expressly agree that their officers and directors will not make any knowingly false, disparaging or derogatory comments concerning the Executive.

                (iii) No provision of this Agreement shall be construed as prohibiting the provision of truthful and accurate information by Executive or the Company in form of verified facts directly observed by or known to either the Executive or the Company pursuant to a valid subpoena issued by a court of competent jurisdiction or arbitrator requesting the specific information to be disclosed. However, both the Executive and the Company agree promptly to notify the other through counsel before complying with any subpoena so that the Executive and the Company may protect their respective proprietary and other interests.

        5. AT WILL EMPLOYMENT. Except as set forth in this Agreement, the terms and conditions of Employment with the Company or an Affiliate do not constitute an employment contract or guarantee of continued employment, and either Executive, the Company or an Affiliate has the right to end the employment relationship at will.

        6. CONFIDENTIALITY AND NONSOLICITATION. Executive agrees that he is subject to the Company's or its Affiliates' standard agreement governing confidentiality and nonsolicitation and to execute such agreement.



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                               GENERAL PROVISIONS

        7.      DEFINITIONS.

        "AFFILIATE" of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

        "BOARD" means the Board of Directors of the Company.

        "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        8. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

        If to the Company or an Affiliate:

                    Proxicom, Inc.
                    11600 Sunrise Valley Drive
                    Reston, Virginia 20191
                    Attention:  David R. Fontaine
                    Tel No.:    (703) 262-3200
                    Fax No.:    (703) 262-3201

                    with a copy to:

                    Hogan & Hartson L.L.P.
                    555 13th Street, N.W.
                    Washington, D.C. 20004
                    Attention:  Peter Romeo, Esq.
                    Tel. No.:   (202) 637-5600
                    Fax No.:    (202) 637-5910

        If to Executive:

                    Heiner Rutt
                    49 Vineyard Lane
                    Greenwich, Connecticut 06831




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or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

        9.      GENERAL PROVISIONS.

                (a) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                (b) COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                (c) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                (d) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, its Affiliates and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

                (e) CHOICE OF LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

                (f) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and or waived only with the prior written consent of the Company or its Affiliate and Executive.

                (g) BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.



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                (h)     NO WAIVER. A waiver by any party hereto of any right or
remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

                (i) INSURANCE. The Company or an Affiliate, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

                (j) WITHHOLDING TAXES. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("TAXES") imposed with respect to Executive's compensation or other payments from the Company or any of its Affiliates or Executive's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

                (k) FURTHER ASSURANCES. Executive shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

                (l) ARBITRATION. Except as provided in Section 4(b)(iii), any dispute arising out of this Agreement, the Executive's relationship with the Company or any of its Affiliates, or the Executive's separation from employment shall be subject to binding arbitration. The arbitration shall be governed by, and conducted in accordance with, the American Arbitration Association Labor Arbitration Rules. Within ninety (90) days after the dispute, controversy or claim arises, the party demanding arbitration shall give the other party written notice of his/its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute and the remedy sought. Immediately following a demand for arbitration, the parties shall request a list of arbitrators from the American Arbitration Association. The list shall be limited to arbitrators who are members of the National Academy of Arbitrators and who are familiar with labor and employment disputes. Within fourteen (14) days after the mailing date of the list, the parties shall select one arbitrator from the list. The arbitration shall be confidential. The arbitration hearing shall be held in the Commonwealth of Virginia, and shall be private and not open to the public. The arbitrator's fees and expenses shall be shared equally by the parties during the arbitration. In the arbitrator's final award, the arbitrator may award, in the arbitrator's



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discretion, the party substantially prevailing all costs incurred by that party in connection with the arbitration, including reasonable attorneys' fees and that party's share, if any, of the fees charged by the arbitrator, and all filing and/or arbitration administration fees incurred by that party in connection with the arbitration.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                          PROXICOM, INC.


                           By:  /s/ Raul J. Fernandez
                                ------------------------------------------------

                                    Name:  Raul J. Fernandez
                                           -------------------------------------

                                    Title:  Chairman and Chief Executive Officer
                                            ------------------------------------


                          EXECUTIVE


                          /s/ Heiner Rutt
                          ------------------------------------------------------
                          HEINER RUTT





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